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                                                                     EXHIBIT 23

The Board of Directors
CPB Inc.:

We consent to incorporation by reference in the registration statement No. 33-11462 and No. 333-35999 on Form S-8 of CPB Inc. of our report dated February 26, 1999, with respect to the consolidated balance sheets of CPB Inc. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of CPB Inc.


                                                                  /s/ KPMG LLP

Honolulu, Hawaii
March 25, 1999